Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER 2023

Dallas, Texas, October 6, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.278690 per unit, payable on October 30, 2023, to unit holders of record on October 16, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for July 2023 and the gas production for June 2023. Preliminary production volumes are approximately 38,263 barrels of oil and 888,113 Mcf of gas. Preliminary prices are approximately $73.41 per barrel of oil and $2.29 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased oil prices as well as lower production in both oil and gas, partially offset by higher gas prices.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	38,263	888,113	$73.41	$2.29
Prior Month	55,152	1,095,508	$74.58	$1.89

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of August, approximately $3,200,865 of revenue received will be posted in the following month of October, in addition to normal receipts during October. Since the close of business in September and prior to this press release, $3,444,535 in revenue has been received.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

*  *  *

Contact:	Ron Hooper - SVP, Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839